Exhibit 99.1

PRIMUS COMMENTS ON PMI CDS EXPOSURE

Hamilton, Bermuda – November 30, 2011 – Primus Guaranty, Ltd. (the “Company”) (NYSE:PRS) today commented on certain aspects of the credit default swap (“CDS”) portfolio of Primus Financial Products, LLC (“Primus Financial”) related to the credit event announced on November 28, 2011 by International Swaps and Derivatives Association, Inc. Americas Determinations Committee involving The PMI Group, Inc. (“PMI”).

Primus Financial had sold CDS protection on PMI in several of its bespoke tranche portfolios, which are not subject to first loss due to existing subordination levels. Primus Financial will not have to make cash settlement payments in its bespoke tranche transactions as a direct result of the PMI credit event.

About Primus Guaranty

Primus Guaranty, Ltd. is a Bermuda company with offices in New York. Through its subsidiary, Primus Financial Products LLC, the Company provides protection against the risk of default on primarily investment grade corporate and sovereign reference entities.

Forward-Looking Statements

Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the Company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.